Fam Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Mercury Money Reserve Portfolio
For the Period Ending: 6/30/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
01/27/2005	$3,157	CRC Funding LLC	2.5400	03/24/2005
02/14/2005	10,507	Ranger Funding Company	2.5200	03/11/2005
03/10/2005	5,513	Barton Capital Corp	2.6500	04/07/2005
06/07/2005	5,000	Sigma Finance Inc.	3.4100	12/05/2005
06/16/2005	2,000	Toronto Dominion Bank	5.0000	06/20/2006